Exhibit 99

MATRIX SERVICE COMPANY REPORTS SECOND QUARTER RESULTS; INCREASES FISCAL 2019 REVENUE GUIDANCE, MAINTAINS EARNINGS GUIDANCE
TULSA, OK – February 6, 2019 – Matrix Service Company (Nasdaq: MTRX), a leading contractor to the energy and industrial markets across North America, today reported financial results for its second quarter ended December 31, 2018.
Key highlights:

•
Revenue increased 20.4% to $340.6 million compared to $282.9 million in the second quarter of the prior fiscal year, driven by increases of 78.5% and 18.8%, respectively, in the Storage Solutions and Industrial segments

•	Fully diluted earnings per share were $0.14 in the second quarter and $0.23 year-to-date

•	Backlog at $1.046 billion, up 44.3% compared to $725.0 million for the same period a year ago

•	Company increases revenue guidance from $1.250 to $1.350 billion to $1.350 to $1.425 billion; maintains earnings guidance of $0.85 to $1.15 per fully diluted share
“We are pleased with our continued improvement in revenue. Consistent with past commentary, our gross margins in the quarter were lower than our long-term targets. However, quarter-over-quarter results are trending in the right direction. With an improving quality of backlog and new projects, we expect to see revenue, gross margins, and earnings per share increase as we move through the second half of the year," said John R. Hewitt, President and Chief Executive Officer. "However, the impact of higher revenue volumes and continuing margin improvement in the second half of the year is offset by the lower margin performance in the first half. As a result, while we are increasing our revenue guidance, earnings per share guidance remains unchanged.
"Looking forward, based on the strength of our backlog, end markets, and project opportunity pipeline across all of our operating segments, we expect to end Fiscal 2019 in a strong backlog position. Our confidence in the Company and our end markets is reinforced by the fact that we bought back over $5 million in stock late in this second quarter."
Second Quarter Fiscal 2019 Results
Consolidated revenue was $340.6 million for the three months ended December 31, 2018, compared to $282.9 million in the same period of the prior fiscal year. Storage Solutions segment revenue increased $55.3 million primarily as a result of increased tank and terminal construction work. Industrial segment revenue increased $11.2 million due to a higher volume of thermal vacuum chamber work. Electrical Infrastructure segment revenue decreased $6.7 million due to the expected reduction in power generation EPC work, partially offset by an increase in power delivery work. Oil Gas & Chemical segment revenue decreased $2.1 million due to lower levels of capital and engineering work partially offset by higher volumes of turnaround and maintenance work.
Consolidated gross profit was $27.9 million in the three months ended December 31, 2018 compared to $26.7 million in the three months ended December 31, 2017. The gross margin was 8.2% in the three months ended December 31, 2018 compared to 9.4% in the same period in the prior fiscal year. Fiscal 2019 gross margin was negatively impacted by the wind down of the lower margin work bid in a highly competitive environment in prior periods. Gross margins in fiscal 2018 benefited from strong project execution on a capital project in the Oil Gas & Chemical segment.
Consolidated SG&A expenses were $22.4 million in the three months ended December 31, 2018 compared to $21.5 million in the same period a year earlier.
Our effective tax rate for the three months ended December 31, 2018 was 27.4% compared to (5.8%) in the same period last year. The effective tax rate in fiscal 2019 was in line with our expected tax rate of 27.0%. The effective tax rate in fiscal 2018 was positively impacted by a one-time $1.2 million adjustment in connection with accounting for the Tax Cut and Jobs Act.
The Company earned net income of $3.9 million, or $0.14 per fully diluted share, in the second quarter of fiscal 2019 compared to net income of $4.5 million, or $0.17 per fully diluted share, in the second quarter of fiscal 2018.

Six Month Fiscal 2019 Results
Consolidated revenue was $659.1 million for the six months ended December 31, 2018, compared to $552.8 million in the same period of the prior fiscal year. Storage Solutions revenue increased $97.0 million primarily as a result of increased tank and terminal construction work. Industrial segment revenue increased $63.4 million due to higher volumes of iron and steel and thermal vacuum chamber work. Electrical Infrastructure segment revenue decreased $41.9 million primarily due to an expected reduction in the volume of power generation EPC work, partially offset by an increase in power delivery work. Oil Gas & Chemical segment revenue decreased $12.3 million due to lower levels of capital and engineering work, partially offset by higher volumes of turnaround and maintenance work.
Consolidated gross profit was $51.3 million in the six months ended December 31, 2018 compared to $55.6 million in the six months ended December 31, 2017. The gross margin was 7.8% in the six months ended December 31, 2018 compared to 10.1% in the same period in the prior fiscal year. The gross margin in fiscal 2019 was impacted by the wind down of lower margin work bid in a highly competitive environment in prior periods and lower than previously forecasted margins on a limited number of those projects. Gross margins in fiscal 2018 benefited from strong project execution on a capital project in the Oil Gas & Chemical segment.
Consolidated SG&A expenses were $43.6 million in the six months ended December 31, 2018 compared to $43.1 million in the same period a year earlier.
The Company earned net income of $6.2 million, or $0.23 per fully diluted share, during the six months ended December 31, 2018 compared to net income of $8.4 million, or $0.31 per fully diluted share in the prior year.
Backlog
Backlog at December 31, 2018 was $1.046 billion compared to $1.109 billion at September 30, 2018. The quarterly book-to-bill ratio was 0.8 on project awards of $277.5 million. The year-to-date book-to-bill ratio was 0.7 on project awards of $486.9 million.
Share Repurchase
In December 2018, the Company repurchased 310,532 shares of its common stock for $5.2 million at an average price of $16.71 per share under its previously approved plan.
Financial Position
The Company had zero debt and a cash balance of $71.5 million at December 31, 2018. The cash balance combined with availability under the credit facility provides the Company with liquidity of $137.3 million at December 31, 2018, an increase of $8.0 million since September 30, 2018. The Company expects liquidity improvement as we work through the third and fourth quarters of fiscal 2019.
Earnings Guidance
The Company is increasing fiscal 2019 revenue guidance from between $1.250 billion and $1.350 billion to between $1.350 billion and $1.425 billion. The impact of increased revenue volumes and margin improvement in the second half of the year is offset by the lower margin performance in the first half of the year. As a result, the earnings per share guidance remains unchanged at $0.85 to $1.15 per fully diluted share.
Conference Call / Webcast Details
In conjunction with the earnings release, Matrix Service Company will host a conference call / webcast with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 10:30 a.m. (Eastern) / 9:30 a.m. (Central) on Thursday, February 7, 2019 and will be simultaneously broadcast live over the Internet which can be accessed at the Company’s website at matrixservicecompany.com on the Investors’ page under Conference Calls/Events. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.
About Matrix Service Company
Founded in 1984, Matrix Service Company is parent to a family of companies that include Matrix Service Inc., Matrix NAC, Matrix PDM Engineering and Matrix Applied Technologies. Our subsidiaries design, build and maintain infrastructure critical to North America's energy and industrial markets. Matrix Service Company is headquartered in Tulsa, Oklahoma with subsidiary offices located throughout the United States and Canada, as well as Sydney, Australia and Seoul, South Korea.

The Company reports its financial results based on four key operating segments: Electrical Infrastructure, Storage Solutions, Oil Gas & Chemical and Industrial. To learn more about Matrix Service Company, visit matrixservicecompany.com.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release, except as required by law.
For more information, please contact:
Kevin S. Cavanah
Vice President and CFO
T: 918-838-8822
Email:kcavanah@matrixservicecompany.com

Kellie Smythe
Senior Director, Investor Relations
T: 918-359-8267
Email: ksmythe@matrixservicecompany.com

Matrix Service Company
Condensed Consolidated Statements of Income
(unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Revenues	$340,568	$282,911	$659,079	$552,821
Cost of revenues	312,682	256,208	607,772	497,227
Gross profit	27,886	26,703	51,307	55,594
Selling, general and administrative expenses	22,359	21,529	43,560	43,099
Operating income	5,527	5,174	7,747	12,495
Other income (expense):
Interest expense	(361)	(819)	(653)	(1,437)
Interest income	274	65	556	104
Other	(22)	(135)	524	14
Income before income tax expense	5,418	4,285	8,174	11,176
Provision (benefit) for federal, state and foreign income taxes	1,486	(247)	1,937	2,820
Net income	$3,932	$4,532	$6,237	$8,356

Basic earnings per common share	$0.15	$0.17	$0.23	$0.31
Diluted earnings per common share	$0.14	$0.17	$0.23	$0.31
Weighted average common shares outstanding:
Basic	27,043	26,771	26,982	26,713
Diluted	27,582	27,078	27,628	26,933

Matrix Service Company
Condensed Consolidated Balance Sheets
(unaudited)
(In thousands)

	December 31, 2018	June 30, 2018
Assets
Current assets:
Cash and cash equivalents	$71,489	$64,057
Accounts receivable, less allowances (December 31, 2018— $6,249 and June 30, 2018—$6,327)	203,574	203,388
Costs and estimated earnings in excess of billings on uncompleted contracts	72,694	76,632
Inventories	7,961	5,152
Income taxes receivable	1,543	3,359
Other current assets	7,578	4,458
Total current assets	364,839	357,046
Property, plant and equipment at cost:
Land and buildings	40,517	40,424
Construction equipment	89,321	89,036
Transportation equipment	48,805	48,339
Office equipment and software	42,297	41,236
Construction in progress	3,040	1,353
Total property, plant and equipment - at cost	223,980	220,388
Accumulated depreciation	(152,387)	(147,743)
Property, plant and equipment - net	71,593	72,645
Goodwill	93,263	96,162
Other intangible assets	21,096	22,814
Deferred income taxes	5,598	4,848
Other assets	13,163	4,518
Total assets	$569,552	$558,033

Matrix Service Company
Condensed Consolidated Balance Sheets (continued)
(unaudited)
(In thousands, except share data)

	December 31, 2018	June 30, 2018
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$90,712	$79,439
Billings on uncompleted contracts in excess of costs and estimated earnings	115,366	120,740
Accrued wages and benefits	24,735	24,375
Accrued insurance	8,921	9,080
Income taxes payable	—	7
Other accrued expenses	4,698	4,824
Total current liabilities	244,432	238,465
Deferred income taxes	1,272	429
Other liabilities	258	296
Total liabilities	245,962	239,190
Commitments and contingencies
Stockholders’ equity:
Common stock—$.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of December 31, 2018 and June 30, 2018; 26,778,398 and 26,853,823 shares outstanding as of December 31, 2018 and June 30, 2018	279	279
Additional paid-in capital	131,889	132,198
Retained earnings	217,731	211,494
Accumulated other comprehensive loss	(8,079)	(7,411)
	341,820	336,560
Less: Treasury stock, at cost — 1,109,819 shares as of December 31, 2018, and 1,034,394 shares as of June 30, 2018	(18,230)	(17,717)
Total stockholders' equity	323,590	318,843
Total liabilities and stockholders’ equity	$569,552	$558,033

Matrix Service Company
Results of Operations
(unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Gross revenues
Electrical Infrastructure	$58,173	$64,852	$102,874	$144,823
Oil Gas & Chemical	87,521	88,396	163,083	174,257
Storage Solutions	126,198	71,233	239,965	142,805
Industrial	70,385	59,260	155,942	92,531
Total gross revenues	$342,277	$283,741	$661,864	$554,416
Less: Inter-segment revenues
Oil Gas & Chemical	$1,234	$37	$1,305	$245
Storage Solutions	475	792	1,480	1,349
Industrial	—	1	—	1
Total inter-segment revenues	$1,709	$830	$2,785	$1,595
Consolidated revenues
Electrical Infrastructure	$58,173	$64,852	$102,874	$144,823
Oil Gas & Chemical	86,287	88,359	161,778	174,012
Storage Solutions	125,723	70,441	238,485	141,456
Industrial	70,385	59,259	155,942	92,530
Total consolidated revenues	$340,568	$282,911	$659,079	$552,821
Gross profit
Electrical Infrastructure	$3,562	$5,541	$6,945	$13,808
Oil Gas & Chemical	9,157	11,768	14,782	22,806
Storage Solutions	11,147	5,298	20,700	12,838
Industrial	4,020	4,096	8,880	6,142
Total gross profit	$27,886	$26,703	$51,307	$55,594
Operating income (loss)
Electrical Infrastructure	$438	$1,079	$1,095	$4,656
Oil Gas & Chemical	3,585	5,198	4,099	9,332
Storage Solutions	1,356	(2,609)	1,641	(2,684)
Industrial	148	1,506	912	1,191
Total operating income	$5,527	$5,174	$7,747	$12,495

Backlog
We define backlog as the total dollar amount of revenue that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:

•	fixed-price awards;

•	minimum customer commitments on cost plus arrangements; and

•	certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts with no minimum commitments and other established customer agreements, we include only the amounts that we expect to recognize as revenue over the next 12 months. For arrangements in which we have received a limited notice to proceed, we include the entire scope of work in our backlog if the notice is significant relative to the overall project and if we conclude that the likelihood of the full project proceeding as high. For all other arrangements, we calculate backlog as the estimated contract amount less revenues recognized as of the reporting date.
The following table provides a summary of changes in our backlog for the three months ended December 31, 2018:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of September 30, 2018	$108,845	$189,492	$585,737	$225,398	$1,109,472
Project awards	52,066	74,656	85,190	65,580	277,492
Revenue recognized	(58,173)	(86,287)	(125,723)	(70,385)	(340,568)
Backlog as of December 31, 2018	$102,738	$177,861	$545,204	$220,593	$1,046,396
Book-to-bill ratio(1)	0.9	0.9	0.7	0.9	0.8

(1)	Calculated by dividing project awards by revenue recognized during the period.
The following table provides a summary of changes in our backlog for the six months ended December 31, 2018:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of June 30, 2018	$113,957	$227,452	$613,360	$263,827	1,218,596
Project awards	91,655	112,187	170,329	112,708	486,879
Revenue recognized	(102,874)	(161,778)	(238,485)	(155,942)	(659,079)
Backlog as of December 31, 2018	$102,738	$177,861	$545,204	$220,593	$1,046,396
Book-to-bill ratio(1)	0.9	0.7	0.7	0.7	0.7

(1)	Calculated by dividing project awards by revenue recognized during the period.